Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275210

Prospectus Supplement No. 1

(To prospectus dated December 21, 2023)

4,800,000 Shares of Common Stock

16,000,000 Series A-1 Warrants to Purchase Shares of Common Stock

16,000,000 Series A-2 Warrants to Purchase Shares of Common Stock

11,200,000 Pre-Funded Warrants to Purchase Shares of Common Stock

Placement Agent Warrants to Purchase up to 1,200,000 Shares of Common Stock

Up to 44,400,000 Shares of Common Stock Underlying the Warrants, Pre-Funded Warrants and Placement Agent Warrants

Netcapital Inc.

This prospectus supplement updates, amends and supplements the prospectus dated December 21, 2023 (the “Original Prospectus”) contained in our Registration Statement on Form S-1, effective as of December 21, 2023 (Registration No. 333-275210) relating to the offering 4,800,000 shares of common stock, $0.001 par value per share of Netcapital Inc. (“Netcapital,” “we,” “our,” “us,” or the “Company”), together with series A-1 common stock purchase warrants to purchase up to 16,000,000 shares of common stock, or the series A-1 warrants, and series A-2 common stock purchase warrants to purchase up to 16,000,000 shares of common stock, or the series A-2 warrants and, collectively with the series A-1 warrants, the common stock purchase warrants. Each share of our common stock, or a pre-funded warrant in lieu thereof (as described below), is being sold together with one series A-1 warrant to purchase one share of common stock and one series A-2 warrant to purchase one share of common stock. The shares of common stock and common stock purchase warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The public offering price for each share of common stock and accompanying series A-1 warrant and series A-2 warrant is $0.25. The series A-1 warrants and series A-2 warrants will have an exercise price per share of $0.25 and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the common stock purchase warrants (the “Warrant Stockholder Approval”). The series A-1 warrants will expire on the five (5) year anniversary of the Initial Exercise Date and the series A-2 warrants will expire on the eighteen (18) month anniversary of the Initial Exercise Date.

The series A-2 warrants have been amended as described below under “Amendments to Series A-2 Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “NCPL.” On May 24, 2024, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $0.1930 per share.

This prospectus supplement is not complete without the Original Prospectus. This prospectus supplement should be read in conjunction with the Original Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Original Prospectus. Please keep this prospectus supplement with your Original Prospectus for future reference.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Original Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

AMENDMENTS TO SERIES A-2 WARRANTS

This prospectus supplement is being filed to disclose the following:

On May 24, 2024, the Company voluntarily reduced the exercise price for all outstanding series A-2 warrants to purchase 16,000,000 shares of common stock to $0.155 per share.

The date of this prospectus supplement is May 24, 2024.

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